Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/23/09	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Heidi Barker, 630-623-3791

McDONALD’S DELIVERS STRONG SECOND QUARTER RESULTS

OAK BROOK, IL — McDonald’s Corporation today announced strong operating results for the second quarter ended June 30, 2009, driven by positive global comparable sales in every area of the world. In constant currencies, the Company posted higher revenues, operating income and earnings per share compared with the prior year.

“We’re driving results by staying focused on our global business strategy, the Plan to Win,” said Chief Executive Officer Jim Skinner. “In today’s economic environment, our performance speaks to the strength of our plan and McDonald’s ongoing commitment to our customers around the world.”

McDonald’s reported the following second quarter highlights:

•	Global comparable sales increased 4.8% with the U.S. up 3.5%, Europe up 6.9% and Asia/Pacific, Middle East and Africa up 4.4%

•	Consolidated operating income increased 2% (11% in constant currencies)

•

Earnings per share were $0.98, including $0.09 per share of negative impact from foreign currency translation and $0.01 per share of incremental income related primarily to the sale of Redbox Automated Retail, LLC and also related to the developmental license transaction in Indonesia. Second quarter 2008 earnings of $1.04 per share included a $0.10 per share gain from the Company’s sale of its minority interest in Pret A Manger

•	Approximately $1.4 billion returned to shareholders through share repurchases and dividends

•

On July 22, McDonald’s Board of Directors declared a quarterly cash dividend of $0.50 per share of common stock, payable on September 15, 2009 to shareholders of record at the close of business on September 1, 2009

Jim Skinner continued, “As consumers find themselves more cash-strapped and time-challenged, they continue to count on McDonald’s for value, convenience and variety across our menu. The ongoing appeal of McDonald’s is a testament to the dedication of our owner/operators, suppliers and employees who provide an exceptional restaurant experience for each customer, every time.”

McDonald’s U.S. delivered solid comparable sales for the second quarter and drove operating income up 5%. The U.S. business gained market share during the quarter with a balanced focus on classic menu favorites like the Big Mac, beverage value offerings and the national launch of the McCafé premium coffee line-up.

McDonald’s Europe delivered strong second quarter comparable sales led by performance in the U.K., France and Russia. In constant currencies, Europe’s second quarter operating income rose 10%. Alignment behind Europe’s key priorities of enhancing local relevance, upgrading the customer and employee experience and building brand transparency continues to deliver results.

In Asia/Pacific, Middle East and Africa (APMEA), Australia led the segment’s second quarter operating income increase of 34% in constant currencies. Emphasis on core menu favorites, convenience, value and breakfast, along with a sharp focus on improving operations and customer service, contributed to results.

Jim Skinner concluded, “I am pleased with McDonald’s results and remain confident in our outlook for the year. As we begin the third quarter, we expect to report July consolidated comparable sales similar to or better than June.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

	Quarters ended June 30,				Six months ended June 30,

	2009	2008	% Inc / (Dec)	% Inc Excluding Currency Translation	2009	2008	% (Dec)	% Inc Excluding Currency Translation
Revenues	$5,647.2	$6,075.3	(7)	4	$10,724.6	$11,690.1	(8)	3
Operating income	1,681.5	1,654.2	2	11	3,081.9	3,117.0	(1)	8
Net income	1,093.7	1,190.5	(8)	—	2,073.2	2,136.6	(3)	6
Earnings per share-diluted*	0.98	1.04	(6)	3	1.85	1.85	—	9

*	Results include a negative impact due to the effect of foreign currency translation of $0.09 per share for the quarter and $0.17 per share for the six months.

In addition, the following items impacted the comparison of growth in diluted earnings per share for the quarter and six months ended June 30, 2009 compared with 2008:

For the quarter ended June 30, 2009:

•

$0.01 per share after tax gain related primarily to the sale of the Company’s minority interest in Redbox Automated Retail, LLC (Redbox) and also related to the developmental license transaction in Indonesia

For the six months ended June 30, 2009:

•	$0.05 per share after tax gain related to the Redbox transaction

For the quarter and six months ended June 30, 2008:

•	$0.10 per share after tax gain on the sale of the Company’s minority interest in Pret A Manger

In the aggregate, the above noted items negatively impacted the percentage growth in diluted earnings per share for the quarter and six months ended June 30, 2009 by 9 and 3 percentage points, respectively. In constant currencies, the impact on diluted earnings per share is 10 and 4 percentage points, respectively.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, including those operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Comparable sales exclude the impact of currency translation. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact our comparable sales and guest counts. In addition, the timing of holidays can also impact comparable sales and guest counts.

Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on July 23, 2009. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter and six months ended June 30, 2009.

The Company plans to release July 2009 sales information on August 10, 2009.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc /(Dec)

Quarters ended June 30,	2009	2008	$	%
Revenues
Sales by Company-operated restaurants	$3,850.2	$4,296.0	(445.8)	(10)
Revenues from franchised restaurants	1,797.0	1,779.3	17.7	1

TOTAL REVENUES	5,647.2	6,075.3	(428.1)	(7)

Operating costs and expenses
Company-operated restaurant expenses	3,159.3	3,535.2	(375.9)	(11)
Franchised restaurants–occupancy expenses	318.0	315.3	2.7	1
Selling, general & administrative expenses	531.5	598.7	(67.2)	(11)
Impairment and other charges, net	1.2	0.5	0.7	n/m
Other operating (income) expense, net	(44.3)	(28.6)	(15.7)	(55)
Total operating costs and expenses	3,965.7	4,421.1	(455.4)	(10)

OPERATING INCOME	1,681.5	1,654.2	27.3	2

Interest expense	119.3	146.3	(27.0)	(18)
Nonoperating (income) expense, net	(12.0)	(30.8)	18.8	61
Gain on sale of investment	(17.8)	(160.1)	142.3	89

Income before provision for income taxes	1,592.0	1,698.8	(106.8)	(6)
Provision for income taxes	498.3	508.3	(10.0)	(2)

NET INCOME	$1,093.7	$1,190.5	(96.8)	(8)

EARNINGS PER SHARE-DILUTED	$0.98	$1.04	(0.06)	(6)

Weighted average shares outstanding-diluted	1,111.4	1,148.8	(37.4)	(3)

n/m Not meaningful

# # #

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc /(Dec)

Six months ended June 30,	2009	2008	$	%
Revenues
Sales by Company-operated restaurants	$7,334.9	$8,294.8	(959.9)	(12)
Revenues from franchised restaurants	3,389.7	3,395.3	(5.6)	—

TOTAL REVENUES	10,724.6	11,690.1	(965.5)	(8)

Operating costs and expenses
Company-operated restaurant expenses	6,079.8	6,874.8	(795.0)	(12)
Franchised restaurants–occupancy expenses	614.7	615.1	(0.4)	—
Selling, general & administrative expenses	1,028.8	1,151.1	(122.3)	(11)
Impairment and other charges, net	2.4	1.0	1.4	n/m
Other operating (income) expense, net	(83.0)	(68.9)	(14.1)	(20)
Total operating costs and expenses	7,642.7	8,573.1	(930.4)	(11)

OPERATING INCOME	3,081.9	3,117.0	(35.1)	(1)

Interest expense	240.2	274.8	(34.6)	(13)
Nonoperating (income) expense, net	(28.4)	(59.7)	31.3	52
Gain on sale of investment	(94.3)	(160.1)	65.8	41

Income before provision for income taxes	2,964.4	3,062.0	(97.6)	(3)
Provision for income taxes	891.2	925.4	(34.2)	(4)

NET INCOME	$2,073.2	$2,136.6	(63.4)	(3)

EARNINGS PER SHARE-DILUTED	$1.85	$1.85	0.0	—

Weighted average shares outstanding-diluted	1,118.2	1,157.1	(38.9)	(3)

n/m Not meaningful

# # #